Exhibit 99.2

Trex Company, Inc.

First Quarter 2022 Earnings Conference Call

Monday, May 09, 2022, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Dennis Schemm - Senior Vice President, Chief Financial Officer

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company First Quarter 2022 Earnings Conference Call. All participants will be in a listen-only mode. Should you need any assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to hand the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Good afternoon and thank you everyone for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Dennis Schemm, Senior Vice President and Chief Financial Officer. Joining Bryan and Dennis is Amy Fernandez, Vice President, General Counsel as well as other members of Trex management. The company issued a press release today after market close containing financial results for the first quarter of 2022. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of federal securities law. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and good evening. We appreciate everybody joining us to discuss our first quarter performance and business outlook for the remainder of the year. We are pleased with our strong first quarter performance results, led by a robust 40% increase in Trex’s residential sales, reflecting double-digit increases in both volume and pricing. This performance is a clear indicator of our success in engaging with consumers, contractors and channel partners, which in turn leads to increased market share.

Thanks to our recognition as the number one brand in outdoor living, together with our new expanded capacity, we are confident that Trex is capturing more than its share of the ongoing conversion from wood to composite products. Similar to prior period, we successfully leveraged a 38% increase in consolidated net sales to drive even stronger growth in earnings, as evidenced by our 49% year-over-year growth in EBITDA, and 48% growth in diluted earnings per share.

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Margin expansion in the first quarter reflected benefits from price realization, and manufacturing cost reductions through continuous improvement initiatives. While we delivered on the near term, we continue to advance our longer-term strategic initiatives by investing in our brand, cost improvement initiatives, R&D, capacity and share repurchases.

In the first quarter, we made strategic investments to enhance the support of our brand and channel partners including the debut of our new at Trex “We See It Too” marketing campaign after two years of reduced marketing spend. We also launched Trex Academy, it is an online multimedia content hub dedicated to helping the Do-it-yourself customer bring their deck dreams to life, by providing How-to content.

We are already seeing great results in just the first month after its launch. Continuous improvement is part of our DNA at Trex, and we are investing to drive margin enhancement through a supply chain and manufacturing cost out programs. We recently hired a new Director to lead a team dedicated to spearheading these initiatives. Innovation has long been a priority at Trex, and through investments and people, processes and capabilities, our R&D pipeline is robust.

Customers will have the opportunity to experience some of our latest developments, as we expect to launch new products in the coming months. While we recently wrapped up our decking capacity expansion in Virginia, Nevada, we are making investments in Little Rock, as we move closer to breaking ground while adding incremental railing capacity in our existing facilities to keep pace with the growth and demand. We believe there is significant opportunity to continue to increase the attachment rate of our railing products to our decking sales. And, in the first quarter, our strong cash flows and balance sheet allowed us to return value to shareowners by repurchasing $75 million in Trex stock. We continue to be in the market during the second quarter. With the recent pull back in the shares, we view repurchasing Trex stock as a compelling investment.

In March, I spent time meeting with investors while Dennis participated in several non-deal road shows. This gave us the opportunity to hear directly from many of our largest investors and several sell-side analysts about concerns regarding the impact of current macroeconomic trends on our business.

As the market leader, we have access to substantial real time data from a wide range of channel partners, contractors and consumers. And while we won’t deny that a certain level of uncertainty exists, we are confident in our selling environment given the following factors that allow us to operate from a position of strength.

First, we believe that our tie to the repair and remodel sector makes us more resilient than many other sectors. Homeowners priced out of moving tend to invest in their existing homes and pursue renovations, especially those that add value to the real estate. Second, our data indicates that less than 10% of deck installations are purchased on credit and in general, Trex decking appeals to a more financially stable consumer. Third, the wood to Trex conversion is underway, and we have the brand recognition, the product lineup and capacity to efficiently capture additional share. Fourth, for the first time in several years both our Pro and retail channels are well stocked for the season, and we have the capacity and place to meet surge demand and supply new customers. Finally, if market conditions change, we have multiple levers to pull to ensure that Trex remains resilient.

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These factors support our confidence in the Trex company’s ability to grow and perform at a rate that is above industry average. The Trex brand is synonymous with the highest quality outdoor living products available. Our products retain their appeal with minimum maintenance, representing both a favorable long-term value proposition and an environmentally responsible choice for consumers. These attributes have been crucial to our success to-date and will continue to drive our progress in the future.

Now I will turn the call to Dennis to provide a more detailed view of our first quarter financial performance. Dennis?

Dennis Schemm

Thank you, Bryan, and good evening, everyone. I am pleased to report on Trex’s record first quarter results and provide our expectations for the second quarter and full year 2022. We had a very strong start to the year, with first quarter sales rising 38% to $339 million driven by a 40% growth in net sales, at Trex Residential. The increase in Trex Residential net sales reflects double-digit volume growth from strong, secular trends and a benefit from pricing actions to address inflationary pressures. Trex Commercial contributed $12 million to sales during the quarter.

Consolidated gross margin in the first quarter was 39.8%, representing an 80-basis point expansion year-over-year. Trex Residential gross margin was 40.9% reflecting price realization and production efficiencies that more than offset inflationary pressures on raw material, labor and logistics. We also benefited from a more stable labor situation, allowing us to reliably hire and train our workforce to support our expanded capacity. Trex Commercial gross margin was 10.4% compared to 17.2% in the first quarter of 2021.

SG&A expenses as a percentage of sales decreased by 100 basis points to 11.8% as a result of improved operating leverage supported by strong top line growth and more than offset increased promotional spend for our new “At Trex, We See It Too” branding campaign.

Net income for the 2022 first quarter was $71 million or $0.62 per diluted share, representing increases of 47% and 48%, respectively, from net income of $49 million or $0.42 per diluted share in the year ago quarter.

EBITDA increased 49% to $105 million with EBITDA margins strengthening to 31.1% compared to 28.9% in the first quarter of 2021. We generated cash from operations of $74 million in the first quarter and invested $22 million for CapEx, primarily related to cost reduction initiatives, the new Arkansas facility and capacity expansion initiatives at our existing facilities.

Given our strong cash flow, our confidence in the company’s long-term growth prospects, and our belief that Trex shares represent a compelling value, we repurchased 833,963 shares of our outstanding common stock for $75 million in the first quarter. As of the end of the quarter, we have an additional 7.2 million shares remaining that may be repurchased under the existing program.

Turning to our financial outlook, we are providing the following metrics for the second quarter and full year 2022. Second quarter consolidated net sales are expected to range from $375 million to $385 million, representing year-on-year growth of 22% at the midpoint. For the full year 2022, we are expecting strong double-digit growth inclusive of the onetime channel infill that occurred during the second half of 2021.

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SG&A is expected to be in the range of 12% to 13% of sales for the full year. We anticipate incremental EBITDA margin to be between 30% to 35% when compared to 2021 adjusted EBITDA. Our tax rate is anticipated at approximately 25%. Depreciation will range from $40 million to $45 million. CAPEX will be in the range of $200 million to $220 million, inclusive of the construction of our third facility in Arkansas, which is also modular, the new corporate headquarters and additional investments in our core business.

Now, I will turn the call back to Bryan.

Bryan Fairbanks

Thank you, Dennis. To sum up, our first quarter performance has set the stage for a year of strong double-digit revenue growth in 2022 and reflects our continued ability to provide the consumer with a broad range of product choices and deliver meaningful and measurable value throughout the channel.

While we understand the uncertainty created by the current macro economy, we remain confident in our ability to outperform because Trex has unmatched distribution and retail presence, the most recognized brand and a seasoned leadership team to address the opportunities and challenges that lie ahead.

Operator, please open the call to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” We ask you that you please limit to one question and follow-up question per person. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Keith Hughes from Truist. Please go ahead.

Keith Hughes

Within residential growth in the quarter, what was the breakout between price and mix versus units?

Dennis Schemm

Yes. Hey Keith, this is Dennis. It’s a great question. So, we saw growth relatively 50-50. It was a balanced growth between price and volume in units.

Keith Hughes

Okay. And given some of the raw material inflation that we saw end of the first quarter, given the influence of the war, could you just talk about where you are on price cost and is that going to play a more depressive role in the second quarter than what we saw in the first?

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Bryan Fairbanks

We took pricing coming into the new year that was across a significant portion of our product line. We took a little bit of pricing on just a couple of product lines, our Select decking and Signature aluminum railing line because that’s really where we’ve seen a lot of inflation come through with aluminum pricing. So, with that, we feel good about where we are from a price-to-cost relationship at this point.

Keith Hughes

Is that going to remain in the second quarter? Or will there be a little bit of a lag of catching up on that?

Bryan Fairbanks

No. The additional pricing we took, it will be really May that we’ll start seeing that come through.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

Your next question comes from John Lovallo from UBS. Please go ahead.

John Lovallo

Hey guys, thank you for taking my questions. The first one, Bryan, I think with 834,000 shares purchased in the quarter, I mean that’s a start, it’s about 1% of your shares outstanding, I think. But with the stock down, what it’s down year-to-date and your positive outlook, why not be much more aggressive on the repurchases?

Bryan Fairbanks

Those are discussions that we have with our Board of Directors regularly regarding how we’re going to allocate our capital. I think we’ve shown that share repurchases are an important part of that capital allocation, but it’s something that we definitely have considered. And if something is decided there, we’ll be sure to let the market know.

John Lovallo

Okay. Thank you. And then in terms of the cadence of revenue in the third quarter and fourth quarter, should we expect sort of the normal seasonality where the third quarter and fourth quarter both step down sequentially? And could revenue in the third and fourth quarter actually be down on a year-over-year basis or negative growth on a year-over-year basis, I should say?

Dennis Schemm

Yes, John. This is shaping up to be a more normal year. When you look at Q1, it was truly an early buy situation. Q2, Q3, they are the main decking seasons for us. And then Q4 looking at that more as a rebuild, rebalance of channel inventories as the year plays out. So, I think you’re thinking about it right. I think, Q2 will be the largest quarter in terms of absolute dollars followed closely by Q3. And then Q4, of course, as you know, we had the one-time channel infill last year that we’ll have to comp.

John Lovallo

Thank you, guys.

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Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Ryan Merkel from William Blair. Please go ahead.

Ryan Merkel

A nice quarter. I wanted to ask about EBITDA margins. I think the prior 2022 guide assumed EBITDA margins would improve from 1Q levels. And I’m wondering if this is still the outlook or has the cost inflation picture changed?

Dennis Schemm

Ryan this is Dennis. So, we are reconfirming our guidance of 30% to 35% incremental EBITDA margins for the full year. And when I take a look at consensus and see how consensus is shaping up, I feel like consensus is in a good spot right now with regard to the incrementals. And so, it’s still early in the year. And while we’re pleased with the performance in the first quarter, there is a lot of puts and takes for us to manage, inflation being one of them. But also, we’ve got some good takes in the cost outs that we’re working. So, when I put it all together, I really feel good about that 30% to 35%.

Ryan Merkel

Okay. Fair enough. And then Bryan you mentioned levers to pull, I think, to protect margins if sales slow. Can you just unpack that a little bit?

Bryan Fairbanks

Sure, yes. We would be able to react quickly from a raw material perspective, be able to pull back the buying on volumes of raw material. Labor we would be able to pull back on. If we felt that it was going to be a more significant pullback in the market, we could also pull back on capital spending. So, it’s something that it’s not just in times of uncertainty that we have a game plan in place for, but it is something that we do prepare for and think about on a regular basis.

Ryan Merkel

Very helpful. Best of luck.

Bryan Fairbanks

Thanks, Ryan.

Operator

Thank you. Your next question comes from Stanley Elliott with Stifel. Please go ahead.

Stanley Elliott

Hey guys, thank you all for taking the question. A quick question. I know it’s still a little bit early, but can you talk about any conversations you’re having with dealer level right now about reorder activity or even if you’re seeing a level of reorder activity right now?

Bryan Fairbanks

Yes, sure. So, we’re seeing good inventories really throughout our channel, including our dealers. Our dealers are seeing good activity. There were probably a couple of weeks there where weather wasn’t great, including the last couple of weeks. But we are starting to see weather turn. And the comments that are coming back in, both from comment and from dealers have been very positive. One of the opportunities that we’ve talked about in prior calls is as this

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capacity comes on and the inventories are refilled through the channel, we have the ability to go out and gain new business. I was just with our Vice President of Sales right before the meeting going through a couple of examples where we’ve been able to pick up accounts that we really haven’t been able to do over the past couple of years. So, I expect to see more of that as we work through the season.

Stanley Elliott

Great. And in terms of the Trex Academy, I know you guys have done a lot with working with the dealers on that. Can you tell us what you’re learning from customer preferences, insights, intent to purchase? Anything like that would be great.

Bryan Fairbanks

We just launched the Trex Academy DIY videos about a month ago, and we are seeing a good viewership of that. We’re able to see from that, where are they going from that video within the Trex system, whether it’s decks.com or our trex.com, the type of products they’re looking for. One of the things that we realized is there really wasn’t much in the way of good do-it-yourself videos on YouTube or on other websites that would help a customer with a DIY installation. And so this is really to help that consumer and make our relationship more sticky with that buyer.

Stanley Elliott

Perfect. Thanks to the time and best of luck.

Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Josh Chan with Baird. Please go ahead.

Josh Chan

Hi, good afternoon, Bryan, Dennis, congrats on this quarter.

Dennis Schemm

Thank you.

Josh Chan

I guess my question is on the guidance. Just could you run through for the year, what you expect between volume and price? And I guess, ultimately, does the strong double-digit this quarter differ from the strong double-digit that you expressed last quarter?

Dennis Schemm

Well, no, the strong double-digit growth, we are still confirming that for the full year. I think when you take a look at what we did for Q1, we brought in 38% growth. Q2, we’re targeting 22% growth and for the first half then, it looks like 30%. And as we move into the back half of the year, of course, we are comping some very, very strong growth quarters from 2021. And remember, in Q3 of 2021, we grew at 45% year-on-year. In Q4, it was another 33%. So, we’ve got some work to do, not only in Q2, but then in the back half. So, we’re committing and reconfirming to that full strong double-digit growth guide for the full year.

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Josh Chan

All right. Great. Thanks for that color there. You also mentioned cost out in your prepared remarks. So, I was just wondering, it seems like you already run pretty lean, but what opportunities do you see in that front?

Bryan Fairbanks

Over the past couple of years, our primary focus has been on bringing on additional capacity to support the extremely strong marketplace. We have that capacity in place now. We’re able to turn our engineering skills back to looking for those cost efficiencies. I noted in my prepared remarks, we’ve hired an executive to be able to run that area within the business. And because it hasn’t been the top focus for us for some time now, there is quite a bit of opportunity for us to go after. We’ll talk further about that in future calls.

Josh Chan

All right. Great. Thanks for the time and good luck for the rest of the year.

Bryan Fairbanks

Thanks Josh.

Operator

Thank you. Your next question comes from Alexander Leach from Berenberg Capital Markets. Please go ahead.

Alexander Leach

Hi guys, thanks for taking my question. Can we just start on the operating leverage that you saw in Q1, you know, Q4, it sounds as though you weren’t going to gain much operating leverage through the year, but you’ve reiterated that SG&A guide to be still in that 12% to 13%. Can you just talk a bit about the moving parts and whether you expect sort of a SG&A acceleration through the year?

Bryan Fairbanks

So, the answer is yes. We do expect SG&A acceleration through the year. The key part of that is branding. I mentioned a little bit about weather in the first quarter. We always make decisions of when it makes sense to turn on branding and which parts of that branding to turn on. That has turned on quite significantly as we’ve moved into the second quarter. So, you can see cost move whether it’s a matter of two or three weeks, you can see it move out of the first quarter into the second quarter, which is exactly what happened here. We look at it closely to understand what will drive the largest value for bringing consumers in the door for Trex.

Alexander Leach

Okay. Great. And can you talk a bit about what you’ve seen in terms of volumes as you’ve exited the quarter and moved into Q2?

Bryan Fairbanks

So, as I mentioned, there are a couple of weeks of not-so-great weather in the Northeast. So, it differs depending upon the geography. We are talking with our distributors where we are seeing their inventories start to go down, which is normal for this part of the season. And they are seeing that volume growth coming through with strong order backlogs from the pro channel.

Alexander Leach

Okay, great. Thank you, guys.

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Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Jeff Stevenson with Loop Capital. Please go ahead.

Jeff Stevenson

Hi, thanks for taking my questions and congrats on the strong quarter.

Bryan Fairbanks

Thanks Jeff.

Jeff Stevenson

Sure. Can you talk more about the double-digit volumes you saw in the quarter? So, was this broad-based or was there any specific geographies or channels driving the stronger growth that you would call out?

Bryan Fairbanks

It was broad-based. So, we saw our DIY customers get their inventories to the levels where they need it to be as we move into the decking season. And we also saw our pro channel build inventories to where they’re comfortable. Normally in this industry, what you’ll see is the first quarter inventories tend to be the highest inventories. And they’re there to be able to support the channel as it really turns on to sell decking through. Our distributors run their inventories anywhere between four and six turns, and that number is a little bit higher as you come out of the first quarter. So, the great news is, we have not been in a position with appropriate levels of inventories for a number of years now. And it goes back to the comment I made, it allows us to go on offense and really start selling again and open new accounts.

Jeff Stevenson

Great. And then just on cost inflation. I was just wondering if you could give any thoughts on kind of how it is currently versus your expectations coming into the year with transportation and some raw materials moving higher. Just any thoughts on kind of anything that kind of happened different than we were expecting? And how you expect that to trend moving forward?

Dennis Schemm

Well, we talked about inflation moderating somewhat in 2022 from 2021 and that is what we’re seeing. Yet, at the same time, we did see some raw materials and some freight costs creep up higher. And that’s why we went out and took price associated with those raw material increases directly. Other than that, though, it continues to be moderated from last year.

Jeff Stevenson

Okay, thank you. Best of luck.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Reuben Garner from The Benchmark Company. Please go ahead.

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Reuben Garner

Thank you. Good evening everybody and congrats on the strong quarter.

Bryan Fairbanks

Hey Ruben.

Reuben Garner

So, Bryan, I think you referenced the strong pro backlog. Have you guys noticed any changes in behavior with the DIY customer or end market? Any color there would be helpful.

Bryan Fairbanks

We have seen more strength through the pro channel than we have within DIY. Yet, we are still seeing growth within DIY as well too, especially now that we’re moving into the decking season.

Reuben Garner

Okay, great. And then...

Bryan Fairbanks

Just further on that, which is somewhat normal for DIY, you see the stronger quarters for DIY are during Q2 and Q3. So, it’s much more of a pronounced sales growth for them in Q2, Q3 whereas the pro-business tends to be not quite as much of an increase in those quarters.

Reuben Garner

Perfect, very helpful. And then, you mentioned new customer opportunities, was curious, on the international front if there had been any progress there now that you’ve got some product loosen up? How long do you think that’ll take to kind of pick up some wins? And do you think that that will come in the form of, you know, is it going to be kind of blocking and tackling or is there a big target out there that you guys can pick up to move some product pretty quickly?

Bryan Fairbanks

So much like my comments about North America inventories, our international dealers are well stocked going into the season. It’s fair to say in continental Europe there is a lot of macro uncertainty in that marketplace, but they are ready to service the market and we haven’t had the materials to fully service those markets over the past couple of years. We’ll have to see what the consumer behavior is. We’ll have a much better feel for that as we get through the second quarter.

Reuben Garner

Great. Congrats again guys. Thanks.

Operator

Thank you. Your next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey, good evening, everyone. Thank you for taking the questions. Wanted to ask a follow up on some of the concerns you mentioned at the top, Bryan around addressing concerns around remodeling spending. I think I heard you say that less than 10% of decking installations are purchased on credit. I’m curious if that, to the extent, you know, that if that encompasses other forms of financing, such as if someone did like a cash out re-fi, for example, or even if you don’t have that level of detail, just curious if you have any kind of anecdotes, how do consumers tend to invest in these sort of bigger ticket decking projects alongside higher interest rates? Thank you.

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Bryan Fairbanks

So, the answer is, yes. It does include both a fully credit whether it be a cash out, refinancing or credit line, any type of credit. So that is included in the 10% number. We also talk to our contractors as well as our dealers to understand if they’re seeing a change in sentiment in the marketplace and we’ve not seen a shift to date on that.

Matthew Bouley

Perfect. That’s great color there. And then I wanted to follow up on the margin side. I heard you Dennis, around the commentary on your view to consensus and comfort with that. But just kind of thinking again about last quarter, how you had said that there was sequentially improving margins expected through the year and obviously Q1 came in at least for our model a little better than expected. Can you just speak again to sort of the cadence of margins and given how Q1, I guess kind of came in ahead of the full year incremental margin guidance. Should we assume that at some point you’ll be sort of either coming in below the guide through the year or just kind of steady? Just sort of the view on the cadence of margin progression through the year? Thank you.

Dennis Schemm

Yes. It’s a fair question and I’ll just go back to a couple things here Matt. So basically, we’re still confirming that 30% to 35%. I think you guys are in a good spot from a consensus standpoint. It’s still very early in the year and so while we did come in at a pretty good clip above the 30% to 35% range, it’s really only 2 percentage points above. So, it’s not like we killed it or knocked it out of the park in its early days, and we’ve got some tough comps coming up in that second half and some inflation out there that we have to keep an eye on.

Matthew Bouley

Got it. Well thank you Dennis. Thanks Bryan. Good luck guys.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey guys. Dennis, last quarter you guys were kind enough to talk through the growth algo for 2022. I believe it was low-teen price plus 2 times R&R minus the 100 million channel infill in the back half, which I thought we interpreted it being mid-to-high-teen sales growth. Can you kind of give us a refresh on how that algo looks at this point of the year?

Dennis Schemm

Phil, you did a nice job of putting that out there and I have no change to how you’re looking at it.

Phil Ng

Okay. Super. And it sounds like maybe pricing’s a little better at this point, so that’s good color.

Dennis Schemm

Phil, just to keep aware that pricing is 50% of the growth now but as you move forward in the year, remember, we took pricing last year. So, the contribution of price as a percent of the growth will decrease throughout the year.

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Phil Ng

Yes. The only comment I made there, Dennis, was just that, it sounds like you guys took on some incremental pricing, not big, but some incremental pricing tactically. So, I figured that that low-teen pricing guide you guys gave coming the years more than doable at this point is the only point I was making. And a question for Bryan, just give us a little history; remind us how pricing kind of held up in your business during the financial crisis and in periods of deflation. I believe it held up pretty well and then you had some nuance with Transcend being rolled out, but any color on how to think about the pricing dynamics of your business through a cycle?

Bryan Fairbanks

Yes, you’re absolutely correct. It did hold up through the last recession that we had. During the course of that recession, company pulled back about 20% over a number of years. So performed much better than many other R&R companies in the marketplace. The company also is very different today than we were back in 2007. We were going through a significant turnaround. The overall industry was losing share to wood at that point with our first-generation composites. Whereas today market leader, we’ve got all of the products we need to be able to convert higher shares against wood. So, we feel though we stack up pretty well, if we see a significant economic change.

Phil Ng

Okay. Super. Thanks a lot.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Alex Rygiel from B Riley Securities. Please go ahead.

Min Cho

Great, good evening. This is Min for Alex. Hi, Bryan, Dennis! A couple quick questions for you. Just wondering if you saw any shift in product mix growth. Just understand Enhance is the lower price product, maybe more affordability concerns at that lower end?

Bryan Fairbanks

So, the only shift that we saw, it was in line with what we expected, but because we have the additional capacity, some of our customers pulled back on some of the product lines that they were carrying. So those customers are now able to bring in the full product line. Most of that where they pulled back, would have been in the Enhance product line. So, we did see a slight shift to that in the first quarter, that is normalized as we’ve moved into the second quarter again. And that’s really just the market getting healthy with its product stock and mix.

Min Cho

Right? Not based on customer demand?

Bryan Fairbanks

Correct.

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Min Cho

Okay. Also, you haven’t really talked about Commercial margin. I know that this is kind of a transition year for the Commercial business. Do you expect the 1Q level to be a good run rate for the next coming quarters with maybe a little bit of growth in the second half of the year? Maybe any details around the pipeline that you’re seeing on the Commercial side right now?

Bryan Fairbanks

So, from a revenue perspective, that will start to increase as we get into the back half of the year. From a margin perspective, again, I think the first quarter we worked through a number of older projects that weren’t appropriately inflation protected. As we look at the backlog that we have as we go at Q3 or Q2 through Q4 those projects are mostly behind us. So, we’ll start to see that margin improve as we work through the rest of the year. The other thing that we saw is bookings have increased quite nicely. We had higher bookings in the first quarter of this year than we had all of last year. So, with the ABI, normally in this business, there is a six-to-nine-month delay from ABI going over 50, before we start to see that bookings benefit come through. And we’re seeing that come through at this point.

Min Cho

Great color. Thank you.

Operator

Thank you. The next question comes from Trey Grooms with Stephens Inc. Please go ahead.

Noah Merkousko

Thanks. This is Noah Merkousko on for Trey Grooms. And thanks for taking my questions. So first, I think you mentioned now that you’ve got capacity ramped up, you’re looking to introduce some new products later this year. And I was hoping to get a little bit more detail on that, maybe what price category, whether it’s good, better or best? And if you expect that to have any mix impact as we look at the balance of the year?

Bryan Fairbanks

We’ve mentioned in prior calls that we see some space at the top end of the marketplace. So, we’ll be focused there. Stay tuned for future product announcements. We’re not going to get into the features and benefits of those products here on this call, but it is something that is coming at us pretty quickly.

Noah Merkousko

All right. Thank you. And then for my follow-up, CAPEX was maybe a little bit lower than we expected in the quarter, but I think you reiterated the full year guide of $200 million to $220 million. So maybe just help us understand the cadence as we look at the rest of the year on CAPEX.

Dennis Schemm

Yes. I still reaffirm the guide. I think what we’re dealing with here, again, is the long lead times that we’ve talked about. And so that came front and center with us. And so, that’s resulting in some of the delays, but, feel good about it. And so clearly, it’s going to pick up here in Q2 and Q3 and Q4 for us to hit the $200 million to $220 million.

Noah Merkousko

All right. That’s helpful. Thanks for taking my questions and good luck for the rest of the year.

13	Trex Company, Inc. Monday, May 09, 2022, 5:00 PM Eastern

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Dan Oppenheim with Credit Suisse. Please go ahead.

Dan Oppenheim

Thanks very much. I was wondering you talked about the inventory levels and then the sort of trends over the quarter. But wondering what you saw in terms of the sales activity in April versus March? And wondering if you saw anything in terms of pre-buying or are you confident in terms of just the activity based on demand that’s out there for projects and such?

Bryan Fairbanks

Well, I’m not sure what you’re referring to from a pre-buy perspective. People did build inventory to normal healthy levels. We don’t have concerns about the inventory level that’s in the market. It’s where it needs to be to support the size of the market that we’re at today. And as we move into April, we’re seeing better weather. We’re absolutely seeing the shipments out increasing.

Dan Oppenheim

Great. Thanks very much.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Michael Rehaut with JP Morgan. Please go ahead.

Michael Rehaut

Hi, thanks for taking my question. Congrats on the results. Just wanted to get a little more clarity, if possible, on the $100 million comp of inventory infill in the back half of ‘21, if you feel that number is more weighted, let’s say, 60-40, 2/3, 1/3, what not in 4Q versus 3Q? And if there are any trends that might emerge that could, let’s say, drive back half year-over-year growth above 10% because I think right now, if you’re reaffirming the mid-to-high teens type of total growth that would imply some growth but below 10%.

Bryan Fairbanks

Yes. So, when we look at the growth and where the back half is. That inventory infill was about 75% in the fourth quarter and 25% in the third quarter. One-time inventory infill, so that does create a bit of a comp perspective. As we look forward to the back half of the year, I think we need to see a little more clarity from the overall economic environment before we can really take a position of can the market remain as strong as what we’ve seen over the past couple of years in the back half of this year. And I think it’s just a little bit too early to go out that far.

Michael Rehaut

Okay. I mean just on that before I get to my second question, just as a clarification. I mean if you’re talking about 75% of $100 million in the fourth quarter of ‘21, that would imply a fairly negligible growth outside of that infill, which seems a little surprising or even conservative, I might argue, given how just strong the underlying market was at that point? Or am I not thinking about that right?

14	Trex Company, Inc. Monday, May 09, 2022, 5:00 PM Eastern

Bryan Fairbanks

It’s fair to say that we’re looking at the business with a conservative eye knowing that there is economic uncertainty at this point.

Michael Rehaut

Okay. Maybe just the second question on kind of going back to price cost and just making sure we’re thinking about it correctly. With the additional price increases that you put into place in the first quarter, given some of the continued raw material inflation, were you price cost positive in the first quarter on a margin basis? And with the price increases that you put in place, is there anything to really think that you wouldn’t be able to sustain the gross margins that you generated, the 39.8% in the first quarter going forward? Or is there just still some timing in the system where cost inflation might be a bigger impact in the second quarter relative to the first?

Dennis Schemm

So, I think it’s fair to say that from a price cost perspective in Q1, we recovered margins as we expected. And then our most recent price increase went into effect May. So that’s dealing with some of the inflation that we did see at the end of the quarter, and it’s starting and it’s more pronounced now. So, we feel like we’re going to be in a good spot price-cost-wise for the remainder of the year.

Michael Rehaut

Okay. So, if I’m understanding that right, then maybe price cost neutral in the first quarter, maybe a little negative in the second and then regaining it in the back half, is that fair?

Bryan Fairbanks

We’ve not given that level of detail. I think Dennis talked earlier, where he said that where the consensus is with incremental EBITDA, we’re comfortable with at this point, but we’ve not gotten to that level of color.

Michael Rehaut

Okay. Thank you very much.

Bryan Fairbanks

Thanks.

Operator

Thank you. Your next question comes from Adam Baumgarten from Zelman. Please go ahead.

Adam Baumgarten

Thanks for taking my questions. Just one for me, just some of the investments you made in the first quarter, it sounds like maybe some of those were pushed out due to weather. Should we expect starting in 2Q incremental EBITDA margins to return back to that 30% to 35% level and then kind of stay there for the remainder of the year after outperforming in the first quarter?

Dennis Schemm

We talked about the incremental EBITDA guide of being like 30% to 35%. Again, we feel really good about that for the full course of the year.

15	Trex Company, Inc. Monday, May 09, 2022, 5:00 PM Eastern

Bryan Fairbanks

Remember, if you look at Trex’s histories, there is going to be ups and downs, whether it’s incremental gross margin or incremental EBITDA over the course of the year. When you look at Trex on a full year basis, we’ve consistently delivered on those numbers. So, we’re not going to say it’s necessarily up or necessarily down. But we’re comfortable with where the guidance is at this point, and we see a clear path.

Adam Baumgarten

Thanks a lot.

Bryan Fairbanks

Thanks.

Operator

Thank you. This concludes our question-and-answer session for today. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thank you for your questions and attendance at today’s call. We look forward to speaking with many of you during the quarter at conferences and other events. Have a great evening. Bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

16	Trex Company, Inc. Monday, May 09, 2022, 5:00 PM Eastern